Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

TiVo Inc.,

We consent to the incorporation by reference in the Forms S-3 (File Nos. 333-113719, 333-112836, 333-106731, 333-106507, 333-103002, 333-100894, and 333-69530) and Forms S-8 (File Nos. 333-112838, 333-106251, 333-101045, 333-94629, and 333-69512) of TiVo Inc. of our report dated March 3, 2004, relating to the consolidated balance sheets of TiVo Inc. and subsidiaries as of January 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended January 31, 2004 which report appears in the January 31, 2004 annual report on Form 10-K of TiVo Inc.

/s/    KPMG LLP

Mountain View, California

April 15, 2004

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